UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2023

LOCAL BOUNTI CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40125	98-1584830
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 W. Main St.

Hamilton, MT 59840

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (800) 640-4016

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	LOCL	New York Stock Exchange
Warrants, each exercisable for one share of Common Stock for $11.50 per share	LOCL WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2023, Hollandia Real Estate, LLC (“Hollandia”), a wholly-owned subsidiary of Local Bounti Corporation (the “Company”), and STORE Master Funding XXXI, LLC (“STORE”) consummated a $35 million multi-site sale and leaseback transaction relating to the Carpinteria Facility and the Oxnard Facility (collectively, the “Hollandia Facilities”).

In connection with the sale and leaseback transaction, Hollandia and STORE entered into a Master Lease Agreement (the “Lease”), dated April 27, 2023 (the “Effective Date”). Pursuant to the Lease, Hollandia will lease the Hollandia Facilities from STORE, subject to the terms and conditions of the Lease.

The Lease provides for a 25-year term (the “Initial Term”), commencing on the Effective Date and expiring on April 30, 2048. Hollandia has four options to extend the Initial Term for separate renewal terms of five years each (each an “Extension Term” and, together with the Initial Term, the “Lease Term”). If Hollandia exercises all of the extension options, then the Lease will expire on April 30, 2068. Hollandia is required to give written notice to STORE not later than 120 days before the end of the then current Initial Term or Extension Term, as applicable, if Hollandia desires to exercise its option to extend the Lease Term.

Subject to adjustment as set forth in the Lease, the combined annual minimum rent payable to STORE during the first year of the Lease Term is an amount equal to $3,237,500 (the “Base Annual Rent”), payable in equal monthly installments. On May 1, 2024 and each anniversary of such date thereafter during the Lease Term (the “Adjustment Date”), the Base Annual Rent will increase by three percent (3%) of the Base Annual Rent in effect immediately prior to the applicable Adjustment Date.

The Lease contains certain representations, warranties, covenants, obligations, conditions, indemnification provisions and termination provisions customary for sale and leaseback transactions.

In consideration of, and as an inducement to, STORE’s agreement to enter into the above described Lease, the Company executed an Unconditional Guaranty of Payment and Performance (the “Guaranty”) in favor of STORE, whereby the Company has guaranteed the punctual and complete payment and performance when due of all Monetary Obligations (as defined therein) of Hollandia under the Lease the satisfaction of all conditions under the Lease by Hollandia and the full and timely performance of all obligations to be performed by Hollandia under the Lease.

The foregoing descriptions of the Lease and the Guaranty do not purport to be a complete description of the parties’ rights and obligations under the Lease and the Guaranty. The above descriptions are qualified in their entirety by reference to the complete Lease and Guaranty, copies of are filed herewith.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information included in Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On May 3, 2023, the Company issued a press release announcing that the Company had completed the $35 million multi-site sale and leaseback transaction relating to the Hollandia Facilities. A copy of the Company’s press release is attached as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1†	Master Lease Agreement, dated as of April 27, 2023, by and between STORE Master Funding XXXI, LLC and Hollandia Real Estate, LLC

10.2†	Unconditional Guaranty of Payment and Performance, dated as of April 27, 2023, by Local Bounti Corporation for the benefit of STORE Master Funding XXXI, LLC

99.1	Press Release, dated May, 3, 2023

104	Cover Page Interactive Data File (formatted as Inline XBRL)

†

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2023	Local Bounti Corporation

	By:	/s/ Kathleen Valiasek
	Name:	Kathleen Valiasek
	Title:	Chief Financial Officer